Exhibit 5.1

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Floor 4, Willow House, Cricket Square
PO Box 884
Grand Cayman KY1-1103
Cayman Islands

D +1 345 914 5821
T +1 345 949 2648
Leishen Energy Holding Co., Ltd.	F +1 345 526 5821
E aclynes@campbellslegal.com

campbellslegal.com

26 November 2024	Our Ref: ACL/00773-42139
Your Ref:

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CAYMAN | BVI | HONG KONG

Dear Sirs

Leishen Energy Holding Co., Ltd.

We have acted as Cayman Islands counsel to Leishen Energy Holding Co., Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the initial public offering (“Offering”) by the Company of the Company’s ordinary shares of par value US$0.001 per share (the “Shares”) and the issue of a representative’s warrant to the representative of the underwriters for the Offering which is exercisable to purchase Shares.

We are furnishing this opinion as Exhibit 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 19 October 2022.

1.2	The memorandum and articles of association of the Company to be effective immediately following the offering of the Shares (the “ Memorandum and Articles”).

1.3	Certificate of Incumbency from the registered office service provider of the Company dated 5 November 2024 (the “Certificate of Incumbency”)

1.4	The written resolutions of the directors of the Company dated 21 November 2024 (the “Directors’ Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated 20 November 2024 (the “Shareholders’ Resolutions”, together with the Directors’ Resolutions, the “Resolutions”).

1.6	A certificate from a director of the Company dated 20 November 2024 (the “Director’s Certificate”).

1.7	A certificate of good standing dated 19 November 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

1.9	The form of representative’s warrant in Exhibit 4.2 of the Registration Statement (“Warrant”).

1.10	The form of underwriting agreement in Exhibit 1.1 of the Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Certificate of Incumbency, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 consisting of 50,000,000 shares of a par value of US$0.001 each.

3.3	The issue and allotment of the Shares pursuant to the Registration Statement and any exercise of the Warrant have been duly authorised and when allotted, issued and paid for as contemplated in the Resolutions, Registration Statement or the Warrant, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, delivery and performance of the Warrant has been authorised by and on behalf of the Company and, once the Warrant has been executed and delivered by any director or officer of the Company, the Warrant will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

3.5	The statements under the caption “Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells LLP

Campbells LLP